Exhibit 99.1

Itron Regains Compliance with NASDAQ Listing Requirements

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--September 7, 2016--Itron, Inc. (NASDAQ:ITRI) announced today that on Sept. 2, 2016 it received a notification from The Nasdaq Stock Market, LLC (“Nasdaq”) stating that the company has regained compliance with Nasdaq Listing Rule 5250(c)(1) requirement for timely financial filings.

On March 16, 2016, Itron received notice it was not in compliance with Nasdaq Listing Rule 5250(c)(1) regarding periodic filing requirements. On Sept. 2, 2016, Itron filed its Quarterly Report on Form 10-Q for the period ended June 30, 2016 and is now current on all of its SEC filings.

In addition, the company is also current with lender covenant obligations regarding the delivery of annual audited financial statements and quarterly unaudited financial statements.

Philip Mezey, Itron's president and chief executive officer, said, “We are grateful to our investors for their patience and support while the management team and board of directors worked to regain compliance as quickly as possible. With this matter now resolved, we remain focused on driving growth and profitability to create value for shareholders.”

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc.

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Sharelynn Moore, 509-891-3524
Vice President, Corporate Marketing and Public Affairs